FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         AMCOL INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)


               Delaware                                  36-0724340
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


One North Arlington, 1500 West Shure Drive, Suite 500
                  Arlington Heights, Illinois                        60004-7803
         (Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


    Title of each class                        Name of each exchange on which
    to be so registered                        each class is to be registered

    Common Stock, $.01 par value               New York Stock Exchange


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The capital stock of AMCOL International Corporation (the "Company") to be registered on the New York Stock Exchange, Inc. is the Company's Common Stock, par value $.01 per share (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders of the Company. The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes, each having a term of three years. Directors may be removed only for cause and only upon the affirmative vote of the holders of at least two thirds of the voting power of the then outstanding shares. There is no cumulative voting with respect to the election of directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. In addition, there is no liability to further calls or to assessments by the Company.

     The Companys Restated Certificate of Incorporation provides that the following transactions must be approved by the holders of at least two-thirds of the issued and outstanding securities of the Company entitled to vote in any election of directors: (i) any merger or consolidation with another entity, (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all or a substantial portion of the assets of the Company or any of its subsidiaries to another person or entity or (iii) any issuance or transfer of a substantial amount of Company securities in exchange for the securities or assets of another person or entity. The foregoing provisions do not apply, however, to any transaction that is approved by resolution of the Board of Directors of the Company, provided that a majority of the members of the Board of Directors voting for the approval of such transaction were members of the Board of Directors prior to the time any such other person or entity involved in any such transaction possessed in excess of 10% of the voting rights entitled to vote in any election of directors of the Company. For purposes of items (ii) and (iii) above, the term "substantial" means assets or securities, as the case may be, having a then fair market value, in the aggregate, of more than $5,000,000.

ITEM 2.  EXHIBITS.

     All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   AMCOL INTERNATIONAL CORPORATION
                                             (Registrant)



                                   /s/ Paul G. Shelton
                                   Paul G. Shelton
                                   Senior Vice President and
                                   Chief Financial Officer

Date: August 26, 1998